Exhibit 99.1

iGATE Reports 2008 First-Quarter Results

Continued Strong Earnings Growth Drives iGATE Forward

PITTSBURGH, PENNSYLVANIA – April 18, 2008 – iGATE Corporation, (Nasdaq:IGTE), an integrated technology and operations (iTOPS) company, today announced its first-quarter 2008 financial results under US GAAP for the three months ended March 31, 2008.

Highlights for the quarter

•	Diluted earnings from continuing operations of $0.13 per share, an increase of 57% from the corresponding quarter last year and an increase of 46% from the previous quarter

•	Revenue from operations of $54.9 million in iGATE Solutions segment, an increase of 4% sequentially and 15% year-on-year

•	Consolidated revenue from continuing operations of $79.8 million, an increase of 7% from the same period last year and an increase of 1% from the last quarter

•	Net employees added during the quarter of 307 taking the total to 6,566 as of March 31, 2008 in iGATE Solutions segment and taking the company total to 7,317

•	7 new customers added during the quarter in iGATE Solutions segment

•

iGATE announced its plan to divest its Professional Services business. Presently, it looks more likely that this divestiture will take the form of a spin-off rather than a sale. Consequently, the Professional Services segment is still being reported as continuing operations as required by US GAAP.

“iGATE solutions business reported another good growth quarter. Many of our existing customers are scaling business with us and increasing their engagement levels with us. On another positive note, we added seven new customers this quarter, including major wins that can help grow our iTOPS revenue. We believe that these wins will have both revenue and improved margin impact for our business going forward,” said Phaneesh Murthy, Chief Executive Officer of iGATE Corporation.

“Our gross margins increased due to increase in higher margin revenues, improved bill rates and reduction in attrition rates. We have delivered strong margin growth this quarter and will continue to focus on earnings growth through improving revenue quality and operational efficiencies,” said Ramachandran Natesan, Chief Financial Officer of iGATE Corporation.

Operating results

iGATE Solutions

Revenues for the quarter increased to $54.9 million compared to $47.9 million in the same period last year and $52.8 million in the previous quarter. Gross profit margin increased to 37% from 32% in the corresponding quarter last year and from 35% in the previous quarter. The improvement in margin is due to increase in the contribution from higher margin customers, improved average realizations and a reduction in attrition rates.

Operating income has increased to $6.7 million from $4.3 million in the same period last year and $6.5 million in the previous quarter. Operating margin has gone up to 12% of revenue from 9% in the corresponding quarter.

iGATE Professional Services

Revenues for the quarter declined to $24.9 million compared to $27.0 million in the same period last year and $26.0 million in the previous quarter. Gross profit margin was at 20% compared to 23% in the corresponding quarter last year and 20% in the previous quarter.

Operating income declined to $1.3 million from $2.2 million in the same period last year and $1.4 million in the previous quarter. Operating margin is at 5% of revenue.

Overall

Net income increased 71% year-on-year to $7.4 million, or $0.13 per diluted share, compared with net income of $4.3 million or $0.08 per diluted share in the same period last year and $4.9 million or $0.09 per diluted share in the previous quarter.

During the quarter, the company generated operating cash flow of $7.3 million and ended the quarter with $56.5 million in cash and short-term investments.

Key customer wins and significant projects executed

iGATE entered into a multi-year multi-million dollar iTOPS deal with a government agency in Australia to provide bonds processing and administrative service. Besides cost savings the engagement helps the client enhance customer service by improving the time and quality of delivery.

A major provider of risk assessment services for the Insurance industry selected iGATE to provide image processing, quality review, quality assurance and data capture services through an integrated technology platform which combines image capture and processing, document management and work flow.

iGATE won a multi-year deal from a large Fortune 500 North American building materials manufacturer. As per the contract, iGATE will provide independent offshore ERP testing services for their Oracle Apps, legacy systems and associated third party installation.

A leading processor of debit and credit card payments in North America has engaged iGATE to provide data migration, enrichment and analytics for their merchant records. The intention of the engagement is to provide cost effectiveness and scale of operations as per the varying needs of the customer.

iGATE was selected as a strategic partner by an European health insurance firm to provide infrastructure services for their multiple data centers. The services include monitoring, administration and change projects in all areas of infrastructure domain.

A leading North American financial conglomerate used the expertise of iGATE to develop an enterprise wide regulatory and compliance system that aggregates the proprietary and discretionary positions held to meet the reporting requirements of various regulatory bodies. iGATE is assisting the firm in creating centralized reporting of multi-location and multi-jurisdiction positions to reduce the risk of non-compliance.

Significant events during the quarter

•	iGATE was included in 2008 Global Services 100 list, a survey of the 100 best global services providers.

•	iGATE set up a service delivery center in the city of Ballarat, State of Victoria, Australia.

•

iGATE announced its plan to sell its Clinical Research business. The results of the Clinical Research business have been reported as discontinued operations in the quarter. The figures for previous periods have been reclassified accordingly.

•

During the quarter, iGATE repurchased 1.6 million shares for $15.8 million of its subsidiary, iGATE Global Solutions (“iGS”) as part of delisting it from Indian stock exchanges. Since the announcement of its intention to delist iGS in October 07, iGATE has purchased a total of 5.6 million shares for $58.0 million, increasing iGATE’s total shareholding in the company to 98.2%.

Conference Call and Webcast

iGATE will host a telephonic conference call to discuss the company’s first-quarter financial results at 8:00 a.m. Eastern Time (USA) on Friday, April 18, 2008. A live webcast of this conference call will be available on the website mentioned in the invite. The webcast will remain available for replay through April 21, 2008.

About iGATE Corporation

Pittsburgh, Pennsylvania-based iGATE Corporation (Nasdaq:IGTE) is the first fully integrated technology and operations firm with a global service model. iGATE Corporation, through its subsidiary, iGATE Global Solutions Ltd., enables clients to optimize their business through a combination of process investment strategies, technology leverage and business process outsourcing and provisioning. Services include consulting, enterprise data management and data warehousing, business intelligence and analytics, design, development, systems integration, package evaluation, and implementation, re-engineering and maintenance. iGATE Corporation also offers IT Professional Services in the areas of packaged application implementation, custom development, web services and business intelligence.

The company services more than 300 clients across the globe. Clients rely on iGATE because of the high quality of service, responsiveness, and cost-effective global reach. More information about iGATE is available at http://www.igate.com/investors.html.

Forward-Looking Statements

Some of the statements contained in this news release that are not historical facts are forward-looking statements. These forward-looking statements include the company’s financial, growth and liquidity projections as well as statements concerning the company’s plans, strategies, intentions and beliefs concerning business cash flows, costs and the markets in which it operates and the proposed divestiture of its Professional Services business. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify certain forward-looking statements. These statements are based on information currently available to the company and it assumes no obligation to update the forward statements as circumstances change. There are risks and uncertainties that could cause actual events to differ materially from the forward-looking statements. These risks include, but are not limited to, the company’s ability to predict its financial performance, the level of market demand for its services, the highly-competitive market for the types of services offered by the company, the impact of competitive factors on profit margins, market conditions that could cause the company’s customers to reduce their spending for its services, the company’s ability to create, acquire and build new businesses and to grow existing businesses, attract and retain qualified personnel, reduce costs and conserve cash, currency fluctuations and market conditions in India and elsewhere around the world, political and military tensions in India and South Asia, changes in generally accepted accounting principles and/or their interpretation and other risks that are described in more detail in the company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2007.

Media Contact:

Subramanyam Rathnam

+1 510-402-7354

subramanyam.rathnam@igate.com

Investor Contact:

Salil Ravindran

+1 510-896-3015

salil.ravindran@igate.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding iGATE Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year.

iGATE CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(dollars in thousands)

(unaudited)

	March 31, 2008	December 31, 2007 *
ASSETS
Current assets:
Cash and cash equivalents	$21,726	$49,684
Short term investments	34,753	25,295
Accounts receivable, net	57,804	51,616
Prepaid and other current assets	7,537	10,248
Prepaid income taxes	30	894
Deferred income taxes	813	696
Current assets of discontinued operations	1,276	1,067

Total current assets	123,939	139,500
Investments in unconsolidated affiliates	51	1,005
Land, building, equipment and leasehold improvements, net	35,117	34,663
Deposits	2,467	2,148
Goodwill	42,571	35,989
Intangible assets, net	3,752	1,003
Noncurrent assets of discontinued operations	1,708	1,627

Total assets	$209,605	$215,935

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,668	$6,090
Accrued payroll and related costs	16,653	18,502
Accrued income taxes	35	631
Other accrued liabilities	15,028	18,555
Restructuring reserve	763	1,058
Deferred revenue	1,618	536
Current liabilities of discontinued operations	703	510

Total current liabilities	39,468	45,882

Restructuring reserve	—	—
Other long term liabilities	533	536
Deferred income taxes	6,824	7,114

Noncurrent liabilities of discontinued operations	—	—

Total liabilities	46,825	53,532

Minority interest	1,961	6,437

Shareholders’ equity:
Common Stock, par value $0.01 per share	547	546
Additional paid-in capital	167,118	165,757
Retained earnings (deficit)	1,382	(6,026)
Deferred compensation	—	—
Common stock in treasury, at cost	(14,714)	(14,714)
Accumulated other comprehensive income	6,486	10,403

Total shareholders’ equity	160,819	155,966

Total liabilities and shareholders’ equity	$209,605	$215,935

*	Certain amounts in previously issued financial statements were reclassified to conform to presentations for quarter ended March 31, 2008

iGATE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars and shares in thousands, except per share data)

(unaudited)

	Three months ended
	Mar 31, 2008	Mar 31, 2007	Dec 31, 2007
Revenues	$79,797	$74,917	$78,861
Cost of revenues	54,497	53,474	55,313

Gross margin	25,300	21,443	23,548
Selling, general and administrative	18,751	16,880	17,903
Restructuring charge	—	—	769

Income from operations	6,549	4,563	4,876
Other income, net	1,325	1,510	1,193
Minority interest	(293)	(895)	(1,026)
Gain on sale of stock of subsidiaries	—	—	136
Equity in (loss) income of affiliated companies	(9)	49	(192)

Income before income taxes	7,572	5,227	4,987
Income tax expense (benefit)	174	618	(44)

Income from continuing operations	7,398	4,609	5,031
Income (loss) from discontinued operations, net of income taxes	10	(282)	(176)

Net income	$7,408	$4,327	$4,855

Net earnings (loss) per common share, Basic:
Earnings from continuing operations	$0.14	$0.09	$0.09
Earnings (loss) from discontinued operations	—	(0.01)	—

Net earnings—Basic	$0.14	$0.08	$0.09

Net earnings (loss) per common share, Diluted:
Earnings from continuing operations	$0.13	$0.09	$0.09
Earnings (loss) from discontinued operations	—	(0.01)	—

Net earnings—Diluted	$0.13	$0.08	$0.09

Weighted average common shares outstanding, Basic	53,676	53,072	53,627

Weighted average dilutive common equivalent shares outstanding	54,927	53,633	54,443

iGATE CORPORATION

OPERATING SEGMENT RESULTS

(dollars in thousands)

(unaudited)

Three Months Ended March 31, 2008	iGate Solutions	iGate Professional Services	iGate Shared Services	Total
External revenues	$54,875	$24,922	$—	$79,797
Cost of revenues	34,511	19,986	—	54,497

Gross margin	20,364	4,936	—	25,300
Selling, general and administrative expenses	13,669	3,614	1,468	18,751

Income (loss) from operations	$6,695	$1,322	(1,468)	6,549

Other income, net			1,325	1,325
Minority interest			(293)	(293)
Equity in loss of affiliated companies			(9)	(9)

(Loss) income before income taxes			$(445)	$7,572

Three Months Ended March 31, 2007	iGate Solutions	iGate Professional Services	iGate Shared Services	Total
External revenues	$47,869	$27,048	$—	$74,917
Cost of revenues	32,534	20,940	—	53,474

Gross margin	15,335	6,108	—	21,443
Selling, general and administrative expenses	11,017	3,936	1,927	16,880

Restructuring recovery	—	—	—	—

Goodwill impairment	—	—	—	—

Income (loss) from operations	$4,318	$2,172	(1,927)	4,563

Other income, net			1,510	1,510
Minority interest			(895)	(895)
Gain on venture investments and affiliated companies			—	—
Gain on sale of stock of subsidiaries			—	—
Equity in income of affiliated companies			49	49

(Loss) income before income taxes			$(1,263)	$5,227

Three months ended December 31, 2007	iGate Solutions	iGate Professional Services	iGate Shared Services	Total
External revenues	$52,817	$26,044	$—	$78,861
Cost of revenues	34,366	20,947	—	55,313

Gross margin	18,451	5,097	—	23,548
Selling, general and administrative expenses	11,930	3,709	2,264	17,903
Restructuring charge	—	—	769	769

Goodwill impairment	—	—	—	—

Income (loss) from operations	$6,521	$1,388	(3,033)	4,876

Other income, net			1,193	1,193
Minority interest			(1,026)	(1,026)
Gain on venture investments and affiliated companies			—	—
Gain on sale of stock of subsidiaries			136	136
Equity in loss of affiliated companies			(192)	(192)

(Loss) income before income taxes			$(2,922)	$4,987